EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Alaska Air Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the method of accounting for goodwill, discussed in Note 17 to the consolidated financial statements) relating to the consolidated financial statements of Alaska Air Group, Inc. for the years ended December 31, 2003 and 2002 included in the Annual Report on Form 10-K of Alaska Air Group, Inc. for the year ended December 31, 2004, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

December 12, 2005